Exhibit 10.3

ASSET PURCHASE AGREEMENT

by and among
MARTIN OPERATING PARTNERSHIP L.P.,
MARTIN MIDSTREAM PARTNERS L.P.,
CROSS OIL REFINING & MARKETING, INC.
and
MARTIN RESOURCE MANAGEMENT CORPORATION

October 2, 2012

TABLE OF CONTENTS
Page

ARTICLE I SALE OF ASSETS	1
1.1    Sale of Assets.    1
1.2    Retained Assets.    2
1.3    Post-Closing Liabilities.    3
1.4    Pre-Closing Liabilities.    4
1.5    Nonassignable Contracts or Licenses.    5
1.6    Purchase Price.    6
1.7    Payment of Purchase Price.    6
1.8    Net Working Capital Matters.    6
1.9    Taxes; Apportionments; Post-Closing Adjustments.    8
1.10    Time and Place of Closing.    9
1.11    Execution and Delivery of Documents of Title.    9
1.12    Closing Deliveries.    10

ARTICLE II REPRESENTATIONS OF THE SELLER AND THE GUARANTOR	11
2.1    Organization.    11
2.2    Execution and Delivery.    11
2.3    Authority.    12
2.4    No Conflicts.    12
2.5    Governmental Approvals and Filings.    13
2.6    Books and Records.    13
2.7    Financial Statements.    13
2.8    Absence of Changes.    14
2.9    No Undisclosed Liabilities.    14
2.10    Taxes.    14
2.11    Legal Proceedings.    15
2.12    Compliance With Laws and Orders.    15
2.13    Real Property.    15
2.14    Tangible Personal Property; Purchased Assets.    17
2.15    Intellectual Property Rights.    17
2.16    Assigned Contracts.    18
2.17    Assigned Licenses.    18
2.18    Insurance.    19
2.19    Environmental Matters.    19
2.20    Substantial Customers.    20
2.21    No Powers of Attorney.    21
2.22    Solvency.    21
2.23    Government Contracts.    21
2.24    Performance of Packaging Business.    21
2.25    Financial Projections.    21
2.26    Guarantor Financial Statements.    21

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE PARENT	22
3.1    Organization.    22
3.2    Execution and Delivery.    22
3.3    Authority.    23
3.4    No Conflicts.    23
3.5    Governmental Approvals and Filing.    23

ARTICLE IV COVENANTS	23
4.1    Confidentiality.    23
4.2    Cooperation by the Parties.    24

ARTICLE V INDEMNIFICATION	25
5.1    Indemnification by the Seller and the Guarantor.    25
5.2    Indemnification by the Buyer and the Parent.    26
5.3    Procedures for Indemnification.    27
5.4    Survival.    28
5.5    Limitations on Indemnification.    29
5.6    Inconsistent Provisions.    30
5.7    Right to Indemnification Not Affected by Knowledge.    30
5.8    SCOPE AND EXPRESS NEGLIGENCE AND STRICT LIABILITY.    30

ARTICLE VI MISCELLANEOUS	30
6.1    Expenses.    30
6.2    Notices.    30
6.3    Amendments.    32
6.4    Waiver.    32
6.5    Headings.    32
6.6    Nonassignability.    32
6.7    Parties in Interest.    32
6.8    Counterparts.    32
6.9    Governing Law; Consent to Jurisdiction.    32
6.10    Severability.    33
6.11    Entire Agreement.    33
6.12    English Language.    33
6.13    Brokers.    33

ARTICLE VII DEFINITIONS	33
7.1    Definitions.    33
7.2    Other Terms.    40
7.3    Other Definitional Provisions.    40

Exhibits

Exhibit A    -    Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit B-1    -    General Warranty Deed for Smackover, Arkansas Owned Real Property
Exhibit B-2    -    General Warranty Deed for Kansas City, Kansas Owned Real Property
Exhibit C    -    Form of Noncompetition Agreement
Exhibit D    -    Form of Omnibus Amendment
Exhibit E    -    Form of Supply Agreement
Exhibit F    -    Form of Intellectual Property Assignment

Disclosure Schedule

Section 1.1(a)    Tangible Property
Section 1.1(b)    Owned Real Property
Section 1.1(e)    Assigned Contracts
Section 1.1(g)    Assigned Licenses
Section 1.1(h)    Assigned Intellectual Property
Section 1.8(b)    Calculation of Net Working Capital
Section 1.9(b)    Apportionments
Section 2.3    Authority
Section 2.4    No Conflicts
Section 2.5    Governmental Authorities
Section 2.8    Absence of Changes
Section 2.9    Undisclosed Liabilities
Section 2.13    Real Property
Section 2.16    Matters Applicable to Assigned Contracts
Section 2.17    Matters Applicable to Assigned Licenses
Section 2.18    Insurance
Section 2.19    Environmental
Section 2.20    Substantial Customers
Section 7.1    Permitted Liens

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (the “Agreement”), dated as of October 2, 2012, is entered into by and among Martin Operating Partnership L.P., a Delaware limited partnership (the “Buyer”), Cross Oil Refining & Marketing, Inc., a Delaware corporation (the “Seller”), Martin Resource Management Corporation, a Texas corporation and the parent of the Seller (the “Guarantor”), and Martin Midstream Partners L.P., a Delaware limited partnership and the parent of the Buyer (the “Parent”). Capitalized terms used herein shall have the meanings set forth in Article VII.
WHEREAS, the Buyer, the Parent, the Seller and the Guarantor have determined that it is in their respective best interests for the Seller to sell to the Buyer, and for the Buyer to purchase certain of the Seller’s assets relating to the Seller’s lubricants blending and packaging business located in Smackover, Arkansas and Kansas City, Kansas (the “Business”) on the terms and conditions contained in this Agreement (the “Sale”); and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Sale;
NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Seller, the Buyer, the Guarantor and the Parent agree as follows:
ARTICLE I
SALE OF ASSETS
1.1    Sale of Assets.
Upon the terms and subject to the conditions contained in this Agreement, at the Closing the Seller, in exchange for the payment of the Purchase Price by the Parent to the Seller, shall sell, assign, transfer and convey to the Buyer, and the Buyer shall acquire and accept from the Seller, the following assets of the Seller relating to the Business, free and clear of all Liens except Permitted Liens, and excluding the Retained Assets (collectively, the “Purchased Assets”):
(a)    all tangible assets, personal property, fixtures and equipment listed in Section 1.1(a) of the Disclosure Schedule (the “Tangible Property”);
(b)    all tracts or parcels of land listed and described in Section 1.1(b) of the Disclosure Schedule, together with (i) any reversionary rights attributable thereto; (ii) all claims or demands whatsoever of the Seller either in law or in equity in or to such land; and (iii) all buildings, improvements, fixtures, storage tanks, pipelines, valves, meters, measurement stations, equipment, electrical facilities, storage and shipping facilities, transformers, power lines, rectifiers, busbars, housings, circuit breakers and all other fixed assets, fixtures and equipment of every type and description owned by the Seller and located on or affixed or attached to such land (collectively, the “Owned Real Property”);

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(c)    all supplies and inventory owned by the Seller and used in the operation of the Business;
(d)    all accounts receivable of the Seller arising out of the operation of the Business, billed and unbilled, recorded or unrecorded, with collection agencies or otherwise, accrued and existing immediately prior to the Closing Date;
(e)    subject to Section 1.5, the rights and interests of the Seller in the Contracts that relate to the ownership or operation of the Purchased Assets and the Business listed in Section 1.1(e) of the Disclosure Schedule (the “Assigned Contracts”);
(f)    any and all of the Seller’s Books and Records that relate principally to the Purchased Assets and (the “Assigned Books and Records”), excluding any Books and Records of the Seller that relate principally to (i) organizational or governance proceedings of the Seller, (ii) the Retained Assets or (iii) the Pre-Closing Liabilities;
(g)    subject to Section 1.5, the Licenses that relate to the ownership or operation of the Purchased Assets and the Business listed in Section 1.1(g) of the Disclosure Schedule (the “Assigned Licenses”);
(h)    all of the Seller’s rights and interests in the Intellectual Property used by the Seller in the Business listed in Section 1.1(h) of the Disclosure Schedule (the “Assigned Intellectual Property”);
(i)    all of the Seller’s rights and interest in insurance proceeds that may be payable in respect of the Purchased Assets or the Business under the insurance policies of the Seller, excluding any insurance proceeds payable in respect of the Retained Assets (“Insurance Proceeds”);
(j)    all Liens in favor of the Seller, whether choate or inchoate, under any Law arising from the ownership, operation or use of any of the Purchased Assets or the Business; and
(k)    all of the Seller’s rights and interest pertaining to any counterclaims, set-offs, third party indemnities or defenses that the Seller may have with respect to the Post-Closing Liabilities, the Purchased Assets or the Business.
1.2    Retained Assets.
The Seller will retain ownership of all assets not specifically identified in Section 1.1 as Purchased Assets (collectively, the “Retained Assets”), including, without limitation the following assets:
(a)    cash and cash equivalents, including cash and cash equivalents relating to the Business;
(b)    investments in marketable securities including Units in the Parent;

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(c)    all assets of the Seller used in marketing products produced by the Refinery;
(d)    any and all Books and Records of the Seller that relate principally to (i) organizational or governance proceedings of the Seller, (ii) the Retained Assets or (iii) the Pre-Closing Liabilities; and
(e)    all rights of the Seller under this Agreement.
In the interest of clarity, the Parties acknowledge and agree that the Seller shall retain all rights in and to the Retained Refinery Related Assets and all other assets retained by the Seller under the terms of the Amended and Restated Contribution Agreement.
1.3    Post-Closing Liabilities.
Subject to the terms and conditions of this Agreement, at Closing, the Buyer will assume and agree to pay, perform and discharge when due from and after the Closing Date only the following obligations and Liabilities (collectively, the “Post-Closing Liabilities”):
(a)    any obligations or Liabilities that initially occur and are attributable solely to the period after Closing (and that do not relate to or arise out of any breach of any representation of the Seller and the Guarantor hereunder) in respect of the Assigned Contracts and the Assigned Licenses transferred and assigned to the Buyer hereunder in conformity with the provisions of such Assigned Contracts and Assigned Licenses;
(b)    any obligations or Liabilities that pertain to the ownership, operation or use of the Purchased Assets by the Buyer arising from any acts, omissions, events, conditions or circumstances that initially occur and are solely attributable to the period after the Closing;
(c)    the trade accounts payable and current liabilities of the Seller immediately prior to the Closing Date related to the Purchased Assets, but only to the extent such accounts payable and current liabilities are included in the calculation of Closing Net Working Capital; and
(d)    property Taxes and other items prorated and to be paid by the Buyer pursuant to Section 1.9(b).
The Seller agrees to satisfy and discharge all obligations and Liabilities that are not assumed by the Buyer pursuant to the terms of this Agreement, whether known as of the date hereof or thereafter determined, including the Pre-Closing Liabilities. The Seller represents and warrants to the Buyer that all payments due and all obligations to be performed prior to or as of the Closing Date in respect of the Assigned Contracts, the Assigned Licenses and the other Purchased Assets have been timely made and performed.
1.4    Pre-Closing Liabilities.

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It is expressly understood and agreed that the Buyer shall not be obligated to pay, perform or discharge, and the Seller shall retain, all obligations and Liabilities of the Seller other than the Post-Closing Liabilities, including, without limitation, the following (collectively, the “Pre-Closing Liabilities”):
(a)    Liabilities of the Guarantor and the Seller relating to indebtedness for borrowed money or bonds (including, without limitation, industrial revenue bonds) that in any respect relate to the Purchased Assets, whether or not such Liabilities are reflected on the Financial Statements and all other Liabilities of the Guarantor and the Seller not disclosed on the Financial Statements;
(b)    Liabilities resulting from, constituting or relating to a breach of any of the representations, warranties, covenants or agreements of the Seller or the Guarantor under this Agreement or any of the Related Agreements;
(c)    Liabilities for any federal, state, local, foreign or other Taxes of the Guarantor and the Seller (i) incurred or relating to periods ending on or prior to the Closing, (ii) except as provided in Section 1.9(a), arising in connection with the consummation of the transactions contemplated by this Agreement or any of the Related Agreements, or (iii) arising or relating to any of the Retained Assets;
(d)    Notwithstanding Section 2.19, Liabilities for all environmental, ecological, natural resource, health, safety, products liability or other Claims, conditions or obligations pertaining to the Guarantor or the Seller or the Purchased Assets that relate to time periods, circumstances, acts, omissions or events occurring prior to the Closing, including, without limitation, any and all Losses (i) resulting from or arising out of any Environmental Action that relates to any violations of Environmental Laws or Environmental Permits on or prior to the Closing or (ii) incurred as a result of the presence of any Hazardous Materials at, in, on, under or around any of the Purchased Assets or other facilities of the Guarantor or the Seller on or prior to the Closing, or the disposal of any Hazardous Materials generated in connection with the Purchased Assets prior to the Closing (including, without limitation, any investigation, monitoring, containment, remediation, cleanup or removal thereof after the Closing);
(e)    Liabilities for warranty claims, quality-related claims or other similar claims arising out of or relating to events or circumstances on or prior to the Closing and relating to the Purchased Assets;
(f)    Liabilities based on any actual or alleged tortious or illegal conduct by or on behalf of the Guarantor, the Seller or their respective Affiliates (other than the Buyer or the Parent), shareholders, officers, directors, independent contractors or agents;
(g)    Liabilities incurred by the Guarantor or the Seller in connection with the negotiation, execution or performance of this Agreement or any of the Related Agreements, including, without limitation, all legal, accounting, brokers’, finders’ and other professional fees and expenses engaged by the Guarantor or the Seller;

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(h)    Liabilities incurred by the Guarantor or the Seller after the Closing, including Liabilities relating to the Retained Assets;
(i)    Liabilities with respect to any of the Guarantor’s or the Seller’s employees (and employees of their respective Affiliates), including, without limitation, wages, salaries, federal withholding and social security taxes, worker’s compensation, unemployment compensation, employee benefit plans, termination costs, accrued vacation and Liabilities under any employee benefit plans, all in any way relating to (i) events occurring prior to the Closing, (ii) the employment of employees by the Guarantor or the Seller or their respective Affiliates, prior to the Closing;
(j)    Liabilities, including any Liability pursuant to any Claim, litigation or proceeding (other than those for which either the Seller or the Guarantor is being indemnified by the Buyer and the Parent hereunder), that pertain to (i) contractual or other obligations of the Guarantor or the Seller or (ii) the ownership or operation of the Purchased Assets or the Business, in each case arising from any acts, omissions, events, conditions or circumstances occurring on or before or relating to or attributable to the period on or before the Closing;
(k)    Liabilities relating to the Owned Real Property and/or any agreements, easements, rights of way or other restrictions encumbering the Owned Real Property arising out of or relating or attributable to events or circumstances on or prior to the Closing;
(l)    Liabilities, Losses, and costs related to providing studies and reports for and obtaining proper and timely assignment, transfer or new application by the Buyer for applicable Licenses; and
(m)    Liabilities and Losses due to the Purchased Assets not being in good working order (subject to normal wear and tear given the use and age of the Purchased Assets) and in compliance with applicable Laws as of the date of Closing.
1.5    Nonassignable Contracts or Licenses.
If any Assigned Contracts or Assigned Licenses are not by their respective terms assignable, the Seller agrees to use its reasonable best efforts to obtain, or cause to be obtained, prior to the Closing Date, any written consents necessary to convey to the Buyer the benefit thereof. The Buyer shall cooperate with the Seller, in such manner as may be reasonably requested, in connection therewith, including, without limitation, discussions and negotiations with all Persons with the authority to grant or withhold consent. To the extent that any such consents cannot be obtained, the Seller and the Buyer will use their reasonable best efforts (but in no event shall the Seller or the Buyer be required to pay any amounts in connection therewith) to take such actions as may be possible without violation or breach of any such nonassignable Assigned Contracts or Assigned Licenses to effectively grant the Buyer the economic benefits of such Assigned Contracts and Assigned Licenses.

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1.6    Purchase Price.
The aggregate purchase price for the Purchased Assets shall be an amount equal to: (a) One Hundred Fifteen Million Dollars ($115,000,000), plus (b) an amount equal to the Closing Net Working Capital Adjustment (the “Purchase Price”).
1.7    Payment of Purchase Price.
Subject to the terms and conditions of this Agreement, the Purchase Price shall be paid as follows:
(a)    At the Closing, the Parent shall wire transfer to an account designated in writing by the Seller prior to the Closing, immediately available funds in an amount equal to: (i) One Hundred Fifteen Million Dollars ($115,000,000), plus (ii) $6,766,982, the Estimated Closing Net Working Capital Adjustment; and
(b)    After the Closing, the Seller or the Parent, as the case may be, shall make any payment it is required to make pursuant to Section 1.8(g), at the time and in the manner specified for such payment in Section 1.8(g).
1.8    Net Working Capital Matters.
(a)    Certain Defined Terms. As used herein,
(i)    “Adjustment Parties” means the Seller, the Parent and the Buyer.
(ii)    “Benchmark Net Working Capital” means $30,000,000.
(iii)    “Closing Net Working Capital” means an amount equal to (A) the aggregate amount of the current assets of the Seller, as of the end of the day immediately prior to the Closing Date, that are required by the terms of Section 1.8(b) of the Disclosure Schedule to be included in “Current Assets” for purposes of any calculation of Closing Net Working Capital or Estimated Closing Net Working Capital hereunder, minus (B) the aggregate amount of the current liabilities of the Seller, as of the end of the day immediately prior to the Closing Date, that are required by the terms of Section 1.8(b) of the Disclosure Schedule to be included in “Current Liabilities” for purposes of any calculation of Closing Net Working Capital or Estimated Closing Net Working Capital hereunder.
(iv)    “Closing Net Working Capital Adjustment” means the amount, if any, by which the Closing Net Working Capital differs from the Estimated Closing Net Working Capital. For the avoidance of doubt, the amount can be a negative number.
(v)    ”Estimated Closing Net Working Capital” means an estimate of Closing Net Working Capital, which estimate shall be determined as provided in Section 1.8(b).

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(vi)    “Estimated Closing Net Working Capital Adjustment” means the amount, if any, by which the Estimated Closing Net Working Capital differs from the Benchmark Working Capital. For the avoidance of doubt, the amount can be a negative number.
(vii)    “Final Closing Net Working Capital” means the Closing Net Working Capital as finally determined by Sections 1.8(d) and (e).
(b)    Principles and Methodologies. For all purposes of this Agreement, the principles and methodologies to be used in determining Closing Net Working Capital and Estimated Closing Net Working Capital, including, without limitation, the components of Current Assets and the components of Current Liabilities to be included therein, shall be as specified in Section 1.8(b) of the Disclosure Schedule.
(c)    Estimated Closing Net Working Capital. Prior to the Closing, the Seller prepared and delivered to the Parent and the Buyer a written statement setting forth the Seller’s determination of Estimated Closing Net Working Capital, which statement was prepared in good faith and contained reasonable detail and supporting documents showing the computation of Estimated Closing Net Working Capital and the components of Current Assets and Current Liabilities included therein. Based upon the supporting documents and information provided by the Seller in such statement, the Adjustment Parties agree that the Estimated Closing Net Working Capital at Closing is $36,766,982, and that the Estimated Closing Net Working Capital Adjustment, calculated by subtracting from such amount the Benchmark Net Working Capital, is $6,766,982.
(d)    Closing Net Working Capital. Within ninety (90) days after the Closing, the Buyer shall prepare and deliver to the Seller and the Parent a written statement setting forth the Buyer’s determination of Closing Net Working Capital, which statement shall be prepared in good faith and shall contain reasonable detail and supporting documents showing the computation of Closing Net Working Capital and the components of Current Assets and Current Liabilities included therein. If the Seller or the Parent disagrees with the Buyer’s determination of Closing Net Working Capital, (i) the Seller or the Parent, as the case may be, shall notify the other Adjustment Parties in writing of the disagreement and the basis therefor, in reasonable detail, within sixty (60) days after the Buyer’s delivery of its determination of Closing Net Working Capital, and (ii) unless all of the Adjustment Parties agree in writing on Closing Net Working Capital within thirty (30) days after delivery of such written notice of disagreement, such matters in dispute shall be resolved in accordance with the procedure set forth in Section 1.8(e) which shall be the sole and exclusive remedy for resolving accounting disputes relative to the determination of Closing Net Working Capital.
(e)    Resolution of Disputes. If a timely written notice of disagreement is delivered pursuant to Section 1.8(d) and the Adjustment Parties do not agree in writing on Closing Net Working Capital within thirty (30) days after delivery of such notice of disagreement, any Adjustment Party shall have the right to require that the disputed matters set forth in such notice of disagreement that remain unresolved at the end of such thirty (30) day

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period be submitted to Ernst & Young (or if they are unwilling to serve, then to PricewaterhouseCoopers) (the “Accounting Firm”), for final determination in accordance with the provisions of this Agreement. The Accounting Firm shall review such unresolved matters in dispute and, acting as arbitrator, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of Closing Net Working Capital). The Accounting Firm’s determinations with respect to such disputed matters and Closing Net Working Capital shall be final and binding upon the Parties. The Accounting Firm’s fees and expenses shall be borne equally by the Seller and the Parent.
(f)    Access to Records. Each Adjustment Party shall (i) have full access to the financial books and records of all Parties pertaining to the Purchased Assets and the Post-Closing Liabilities to confirm or audit computations of Closing Net Working Capital or Estimated Closing Net Working Capital, and (ii) cause its personnel to reasonably cooperate with the other Adjustment Parties with respect to such confirmations or audits. Each Adjustment Party shall also make its books and records pertaining to the Purchased Assets and the Post-Closing Liabilities available to the Accounting Firm for use in connection with its review pursuant to Section 1.8(e).
(g)    Adjustment Payment. If the Estimated Closing Net Working Capital exceeds the Final Closing Net Working Capital, the Seller shall wire transfer to an account designated in writing by the Parent immediately available funds in an amount equal to the excess. If the Final Closing Net Working Capital exceeds the Estimated Closing Net Working Capital, the Parent shall wire transfer to an account designated in writing by the Seller immediately available funds in an amount equal to the excess. Any such wire transfer required by this Section 1.8(g) shall be made not later than the fifth (5th) business day after the determination of Final Closing Net Working Capital pursuant to this Section 1.8.
1.9    Taxes; Apportionments; Post-Closing Adjustments.
(a)    All sales, use, transfer, filing, recordation, registration and similar Taxes and fees arising from or associated with the transactions contemplated by this Agreement, whether levied on the Buyer or the Seller or their respective Affiliates, shall be paid one half by the Seller and one half by the Buyer, and the Seller shall file all necessary documentation with respect to, and make all payments of, such Taxes and fees on a timely basis.
(b)    At the Closing, the following items (which are described and quantified in Schedule 1.9(b)), to the extent they relate to the Purchased Assets and except as otherwise provided for in this Agreement (for example, in the calculation of Closing Net Working Capital), shall be apportioned as of 11:59 P.M. Central Time on September 30, 2012: property Taxes, rents, prepayments from customers, prepayments to suppliers and other prepayments, deposits and expenses under any of the Assigned Contracts and the Assigned Licenses and all utilities serving the Purchased Assets; and such other items as are customarily apportioned in connection with the sale of similar property, all such items

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prior to such time being for the account of the Seller and all such items after such time being for the account of the Buyer. If any such items cannot accurately be apportioned at the Closing or prior thereto, or if it is later determined that such apportionment at Closing was not accurate, such items shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date or the date on which the apportionment error is discovered, as applicable, but in no event more than 120 days after the Closing Date and paid by the Seller or the Parent, as applicable. Any amounts received by, or other consideration given to, the Parent or the Buyer after the Closing with respect to the Retained Assets or the operation of the Purchased Assets prior to the Closing shall be held by the Parent or the Buyer in trust for the Seller until promptly paid to the Seller. Likewise, any amounts received by, or other consideration given to, the Guarantor or the Seller after the Closing with respect to the Purchased Assets or the operation of the Purchased Assets after the Closing shall be held by the Guarantor or the Seller in trust for the Parent until promptly paid to the Parent.
1.10    Time and Place of Closing.
The closing of the transactions described in this Article I (the “Closing”) shall take place at the offices of Strasburger & Price, L.L.P. located at 1401 McKinney, Suite 2200, Houston, Texas 77010, at 8:00 A.M., Central Time, on October 2, 2012, or at such other place or time as the Parties may agree. The date upon which the Closing actually occurs is hereinafter referred to as the “Closing Date.” Subject to the occurrence of the Closing, all transactions hereunder shall be deemed to have occurred as of 12:01 A.M. Central Time, on October 1, 2012 (the “Effective Time”).
1.11    Execution and Delivery of Documents of Title.
At the Closing, (a) the Seller and the Buyer shall execute and deliver a Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit A (the “Bill of Sale, Assignment and Assumption Agreement”), and (b) the Seller shall execute and deliver a General Warranty Deed for each parcel of Owned Real Property, in the forms attached hereto as Exhibits B‑1 and B‑2 (the “Deeds”). In addition, the Seller will execute and deliver to the Buyer such deeds, conveyances, certificates of title, assignments, assurances and other instruments and documents as the Buyer may reasonably request in order to effect the Sale and the conveyance and transfer of the Purchased Assets from the Seller to the Buyer. Such instruments and documents shall be sufficient to convey to the Buyer title to the Purchased Assets, free and clear of any Liens other than Permitted Liens. The Seller will, from time to time after the Closing Date, take such additional actions and execute and deliver such further documents as the Buyer may reasonably request in order more effectively to contribute, transfer and convey the Purchased Assets to the Buyer and to place the Buyer in position to operate and control all of the Purchased Assets.
1.12    Closing Deliveries.
(a)    At the Closing, the Guarantor or the Seller, as applicable, shall execute and deliver, or cause to be executed and delivered, to the Parent and the Buyer, as applicable:

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(i)    A certificate executed by the Seller and the Guarantor stating that attached to such certificate are duly executed copies of all material consents, approvals and releases required for the consummation of the transactions contemplated by this Agreement and the Related Agreements;
(ii)    Certification of the Seller’s non-foreign status as set forth in Treasury Regulation Section 1.1445-2(b);
(iii)    The documents contemplated by Section 1.11;
(iv)    Written instruments in form and substance reasonably acceptable to Buyer pursuant to which all Liens granted by the Seller or the Guarantor with respect to the Purchased Assets are terminated and released and authorizing the filing of all UCC-3 termination statements which may be necessary or appropriate to evidence any such termination and release;
(v)    A Secretary’s certificate of each of the Seller and the Guarantor attaching resolutions of the board of directors of the Seller and the Guarantor authorizing the transactions described herein and in the Related Agreements;
(vi)    The Noncompetition Agreement, in the form attached hereto as Exhibit C (the “Noncompetition Agreement”);
(vii)    The second amendment to the Omnibus Agreement, in the form attached hereto as Exhibit D (the “Omnibus Amendment”);
(viii)    The Supply Agreement in the form attached hereto as Exhibit E (the “Supply Agreement”);
(ix)    The Intellectual Property Assignment in the form attached hereto as Exhibit F (the “Intellectual Property Assignment”); and
(x)    the Seller shall deliver evidence to the reasonable satisfaction of the Buyer and the Parent that that certain lawsuit currently pending in the 157th Harris County Judicial District Court of Texas styled Cause No. 2008‑53948, Scott D. Martin, et al vs. Martin Resource Management Corporation, et al is being settled on or about the Closing Date, and that the terms of the settlement include releases of such parties, and in such form, as is reasonable acceptable to the Conflicts Committee of the board of directors of the general partner of the Parent.
(b)    At the Closing, the Buyer and the Parent, as applicable, shall deliver or shall execute and deliver, or cause to be executed and delivered, to the Guarantor and the Seller, as applicable:
(i)    The portion of the Purchase Price to be paid by the Buyer to the Seller at the Closing pursuant to Section 1.7(a);

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(ii)    The Noncompetition Agreement;
(iii)    The Omnibus Amendment;
(iv)    The Supply Agreement;
(v)    A Secretary’s Certificate attaching resolutions of each of the general partner of the Buyer and the Parent authorizing the transactions described herein and in the Related Agreements; and
(vi)    A Secretary’s Certificate attaching resolutions of the Conflicts Committee of the board of directors of the general partner of the Parent authorizing the transactions described herein and in the Related Agreements and stating that such transactions are fair and reasonable to the Parent.
ARTICLE II
REPRESENTATIONS OF THE SELLER AND THE GUARANTOR
In order to induce the Parent and the Buyer to enter into this Agreement, the Seller and the Guarantor, jointly and severally, hereby make the representations and warranties set forth below. The Guarantor and the Seller have delivered to the Parent and the Buyer the Disclosure Schedule on the date of this Agreement. The disclosures in the Disclosure Schedule relate only to the representations and warranties in the section of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. Except as expressly set forth in those sections of the Disclosure Schedule corresponding to the sections below:
2.1    Organization.
Each of the Seller and the Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. Each of the Seller and the Guarantor has full power, authority and capacity to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
2.2    Execution and Delivery.
The execution, delivery and performance of this Agreement and the Related Agreements by each of the Seller and the Guarantor, as applicable, and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of the Seller and the Guarantor, and no other corporate action on the part of the Seller or the Guarantor is necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements by the Seller and the Guarantor, as applicable, and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Seller and the Guarantor and constitutes, and upon the execution and delivery by the Seller and the Guarantor, as applicable, of the Related Agreements, the Related Agreements will constitute, the legal, valid and binding obligations of the Seller and the Guarantor, as the case may be,

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enforceable against the Seller and the Guarantor in accordance with their terms, assuming valid execution and delivery of this Agreement and the Related Agreements by the other parties thereto, and except as enforceability may be limited by bankruptcy, insolvency, reorganizations, moratorium or other Laws affecting creditors’ rights generally.
2.3    Authority.
(n)    The Seller has full corporate power and authority to own and operate the Purchased Assets. The Seller is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section 2.3 of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of its assets and properties or the conduct or nature of its business, makes such qualification, licensing or admission necessary. The name of each director and officer of the Seller on the date hereof, and the position with the Seller held by each, are listed in Section 2.3 of the Disclosure Schedule. The Seller has, prior to the execution of this Agreement, delivered to the Buyer true and complete copies of its certificate of incorporation and bylaws as in effect on the date hereof.
(o)    The Seller does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into or exchangeable for capital stock or any other equity interest in any Person that has an interest, either beneficially or of record, in any of the Purchased Assets (individually, a “Subsidiary”).
(p)    The Guarantor owns, beneficially and of record, all of the outstanding capital stock of the Seller.
2.4    No Conflicts.
The execution and delivery by the Seller and the Guarantor of this Agreement and the Related Agreements, the performance of their respective obligations under this Agreement and such Related Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not:
(a)    conflict with or result in a violation or breach of any of the terms, conditions or provisions of the applicable certificate of incorporation or bylaws of the Seller or the Guarantor;
(b)    conflict with or result in a violation or breach of any term or provision of any License, Law or Order applicable to the Seller, the Guarantor or any of the Purchased Assets; or
(c)    (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Seller or the Guarantor to obtain any consent, approval or action of, make any filing with or give any notice to any Person which has not been obtained or otherwise completed as a result or under the terms of, (iv) result in or give to any Person any right of termination,

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cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon the Seller or any of the Purchased Assets under any material Contract or License to which the Seller or the Guarantor is a party or by which any of the Seller’s or the Guarantor’s Assets or Properties are bound.
2.5    Governmental Approvals and Filings.
No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Seller or the Guarantor is required in connection with the execution, delivery and performance of this Agreement or any of the Related Agreements or the consummation of the transactions contemplated hereby or thereby which has not been obtained.
2.6    Books and Records.
The Assigned Books and Records of the Seller as provided to the Buyer prior to the execution of this Agreement are true and complete in all material respects and have been maintained in accordance with sound business practices.
2.7    Financial Statements.
(a)    True and complete copies of the following financial statements have been provided to the Buyer: (i) an audited balance sheet as of, and audited statements of income, cash flow and stockholders’ equity of the Seller for the year ended December 31, 2011, (ii) an unaudited balance sheet as of, and unaudited statements of income, cash flow and stockholders’ equity of the Seller for the seven months ended July 31, 2012, and (iii) unaudited financial statements relating to the operations of the Business as of and for the seven month period ended July 31, 2012 (collectively, the “Financial Statements”).
(b)    The Financial Statements (i) are true, accurate, correct and complete and in all material respects in accordance with the books and records of the Seller, (ii) represent bona fide transactions effected in the ordinary course of business, (iii) do not affect any write-ups or write-downs that are not disclosed in the accompanying footnotes, and (iv) have been prepared in accordance with GAAP and fairly present in all material respects the financial condition and results of operations of the Seller as of the respective dates thereof and for the respective periods covered thereby, subject in the case of the unaudited Financial Statements to normal year end adjustments and accruals none of which would be material.
2.8    Absence of Changes.
Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since July 31, 2012, there has not been any change, event or development which, individually or together with other such events, could reasonably be

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expected to have a Material Adverse Effect on the Seller or the Purchased Assets or the Business. Without limiting the foregoing, there has not occurred between July 31, 2012 and the date hereof:
(a)    any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the Purchased Assets in an amount exceeding $40,000 individually or $200,000 in the aggregate;
(b)    any write-off or write-down, or any determination to write off or write down, any of the Purchased Assets in an amount exceeding $25,000 individually or $100,000 in the aggregate;
(c)    any incurrence of a Lien (other than a Permitted Lien) on any of the Purchased Assets;
(d)    any entering into, or material amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to any Assigned Contract or Assigned License;
(e)    any capital expenditures or commitments for additions to property, plant or equipment comprising part of the Purchased Assets in an amount exceeding $25,000 individually or $250,000 in the aggregate;
(f)    any other transaction involving or development affecting the Purchased Assets or the Business outside the ordinary course of business consistent with past practice; or
(g)    any entering into a Contract or committing to do or engage in any of the foregoing after the date hereof.
2.9    No Undisclosed Liabilities.
Except as expressly reflected or reserved against in the balance sheets included in the Financial Statements or in the notes thereto, there are no Liabilities against, relating to or affecting the Purchased Assets or the Business other than: (a) Liabilities that, individually or in the aggregate, are not material to the Purchased Assets; or (c) Liabilities otherwise expressly disclosed in Section 2.9 of the Disclosure Schedule.
2.10    Taxes.
(a)    All Tax Returns required to be filed by or on behalf of the Seller, the nonfiling or late filing of which could result in a Lien on the Purchased Assets or successor or transferee liability for the Buyer, have been duly filed on a timely basis and such Tax Returns are true, complete and correct. All Taxes owed by the Seller or any Affiliate of the Seller, the nonpayment or late payment of which could result in a Lien on the Purchased Assets or successor or transferee liability for the Buyer, have been timely paid in full (whether or not shown on or reportable on such Tax Returns). Taxes which Seller was required by applicable Law to withhold or collect in respect to the Purchased Assets have

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been withheld or collected and have been paid or are properly held by Seller for such payment when due and payable.
(b)    None of the Purchased Assets consists of an equity or other ownership interest in any other Person. None of the Purchased Assets is subject to any Lien arising in connection with any failure or alleged failure to pay any Tax.
(c)    There have been no waivers or extensions of any statutes of limitations with respect to Taxes of the Seller which could result in a Lien on the Purchased Assets or successor or transferee liability for the Buyer. There are no Actions or Proceedings pending, or to the Knowledge of the Seller, threatened, with respect to Taxes or Tax Returns of the Seller.
(d)    Assuming the Purchased Assets are operated consistent with past practice and the products produced by Buyer using the Purchased Assets are the same as those produced by Seller using the Purchased Assets immediately prior to the Closing Date, more than 90% of all of the income generated by the Purchased Assets will be “qualifying income” as defined in Section 7704 of the Code.
2.11    Legal Proceedings.
(a)    There are no Actions or Proceedings pending or, to the Knowledge of the Seller, threatened against, relating to or affecting the Seller that relate to the Purchased Assets or the Business.
(b)    To the Knowledge of the Seller, there are no Claims or facts, conditions or circumstances that could reasonably be expected to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clause (a) above.
(c)    There are no Orders outstanding against the Seller that provide for injunctive relief, or with respect to monetary damages, exceed $25,000, and that relate to the Purchased Assets or the Business.
2.12    Compliance With Laws and Orders.
The Seller has operated the Purchased Assets and the Business in compliance in all material respects with applicable Law. As it relates to the Purchased Assets, the Seller is not in violation of or in default under any Law, Assigned Contract, Assigned License or Order.
2.13    Real Property.
(a)    With respect to each parcel of Owned Real Property: (i) the Seller has good and marketable title to the Owned Real Property, free and clear of any Liens except for Permitted Liens; (ii) there are no pending or, to the Knowledge of the Seller, threatened, condemnation proceedings, lawsuits or administrative actions relating to the Owned Real Property; (iii) the legal description for Owned Real Property contained in the deed thereof describes such Owned Real Property fully and adequately, the buildings and

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improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws and ordinances (and none of the Owned Real Property or buildings or improvements thereon are subject to “permitted non-conforming use” or “permitted non-conforming structure” classification), and do not encroach on any easement that may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, the property is not located within any flood plain or subject to any similar type restriction for which any material Assigned Licenses have not been obtained and access to the property is provided by paved public right of way with adequate curb cuts available; (iv) all facilities have received all approvals of Governmental or Regulatory Authorities (including Licenses) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable Laws; (v) there are no leases, subleases, Licenses, concessions, easements, servitudes, rights-of-way, encumbrances or other Contracts granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property; (vi) neither the leases, subleases, Licenses, concessions, easements, servitudes, rights-of-way, encumbrances or Contracts set forth in Section 2.13 of the Disclosure Schedule nor the enforcement of any rights thereunder by any party thereto have or may have a material adverse impact on the Buyer’s ability to continue to operate the Owned Real Property in the same manner as the Seller has operated the same prior to the Closing Date and (vii) with respect to the easements, licenses and rights-of-way comprising the Owned Real Property, the Seller has good and marketable title to or interests therein sufficient to enable the Buyer to use and operate the Purchased Assets in a reasonable and customary manner, free and clear of Liens except Permitted Liens.
(b)    The Seller has delivered to the Buyer prior to the execution of this Agreement true and complete copies of all deeds, leases, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys, easements, licenses, rights of way, restrictions and similar documents, and all amendments thereof, with respect to the Owned Real Property.
(c)    There are no tenants or other parties in possession of any Owned Real Property. No Person has any right to purchase, or holds any right of first refusal to purchase, such properties.
(d)    All public utilities, including, without limitation, water and wastewater, have been extended to a boundary line of each tract of the Owned Real Property through adjoining public streets, or if they pass through adjoining private land, do so in accordance with validly existing easements permitting such use, and all installation and connection charges necessary to use such public utilities have been paid in full. All facilities located on the Owned Real Property are supplied with utilities and other services, including gas, electricity, water, telephone, sanitary sewer and storm sewer as are necessary for their current use, all of which services are in accordance with all applicable Laws and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the Owned Real Property. The improvements on the Owned Real Property

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are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending or, to the Knowledge of the Seller, threatened, against any such Owned Real Property or the improvements thereon.
2.14    Tangible Personal Property; Purchased Assets.
(a)    (i) The Purchased Assets are sufficient to conduct the operations of the Business in the ordinary course consistent with past practices and there are no other assets, including none of the Retained Refinery Related Assets, that are material to the conduct of the operations of the Business; (ii) the Seller is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all Tangible Property, supplies and inventory included in the Purchased Assets, including all tangible personal property reflected on the balance sheets included in the Financial Statements, other than property disposed of since such date in the ordinary course of business consistent with past practice and (iii) all Tangible Property, supplies and inventory is free and clear of all Liens, its use complies in all material respects with all applicable Laws and Orders and is in good working condition, ordinary wear and tear excepted, and is suitable for the purposes for which it is now being used in the operation of the Purchased Assets and the Business.
(b)    No equity interest in any Person is included in the Purchased Assets.
2.15    Intellectual Property Rights.
(a)    The list of Assigned Intellectual Property in Section 1.1(h) of the Disclosure Schedule is a true and complete list of all Intellectual Property that is required or used in the operation of the Business.
(b)    The current use of the Assigned Intellectual Property by the Seller does not conflict with, infringe upon or violate any rights of any third party. The Seller is not currently a party to any Action or Proceeding or, to the Knowledge of the Seller, threatened Action or Proceeding involving a claim of infringement in connection with any of the Assigned Intellectual Property.
(c)    The Seller owns the entire right, title and interest in, to and under, or has acquired an express license to use (or in connection with the acquisition of equipment or inventory, an implied license to use) the Assigned Intellectual Property, without payment of any further royalty or similar amount to any third party.
(d)    The Seller has taken commercially reasonable measures to protect the confidentiality of its trade secrets and other proprietary information relating to the Business the value of which is contingent upon maintaining the confidentiality thereof, which measures are commercially reasonable in the industry in which the Seller operates its Business.

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(e)    The Assigned Intellectual Property is currently in compliance in all material respects with all formal legal requirements (including as to any and all patents, the payment of filing, examination and maintenance fees and proofs of working or use, and as to all registered trademarks and service marks, the timely post-registration filing of affidavits of use and incontestability and renewal applications). The Assigned Intellectual Property is owned by the Seller, free and clear of any Liens.
2.16    Assigned Contracts.
(a)    The list of Assigned Contracts in Section 1.1(e) of the Disclosure Schedule is a true and complete list of all Contracts that are material or necessary to the ownership or operation of the Purchased Assets. Prior to the date hereof, the Seller has delivered to the Buyer true and complete copies of the Assigned Contracts.
(b)    The Assigned Contracts constitute valid and legally binding obligations of the Seller and, to the Knowledge of the Seller, the other parties thereto, and are enforceable against the Seller and, to the Knowledge of the Seller, the other parties thereto, in accordance with their terms.
(c)    Each Assigned Contract constitutes the entire agreement by and between the respective parties thereto with respect to the subject matter thereof.
(d)    All obligations required to be performed by the Seller to date under the terms of the Assigned Contracts have been performed in all material respects, no act or omission by the Seller has occurred or failed to occur which, with the giving of notice, the lapse of time or both would constitute a material default under the Assigned Contracts, and each of the Assigned Contracts is now in full force and effect.
(e)    None of the Assigned Contracts requires consent to the assignment and assumption of such Assigned Contract.
2.17    Assigned Licenses.
(a)    The list of Assigned Licenses in Section 1.1(g) of the Disclosure Schedule is a true and complete list of all Licenses and pending applications for Licenses required or used in the operation of the Purchased Assets, setting forth the grantor, the grantee, the function and the expiration and renewal date of each. Prior to the date hereof, the Seller has delivered to the Buyer true and complete copies of all the Assigned Licenses.
(b)    The Seller owns or validly holds all Assigned Licenses.
(c)    Each Assigned License is valid, binding and in full force and effect and is transferable to the Buyer in accordance with this Agreement.
(d)    The Seller is not and the Seller has not received any written notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any Assigned License.

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(e)    There has been no indication that any Assigned License may be issued, renewed, modified or revoked on terms or conditions other than those currently in effect.
2.18    Insurance.
Section 2.18 of the Disclosure Schedule contains a true and complete list (including the names of the insurers and the names of the Persons to whom such policies have been issued) of all liability and property insurance policies currently in effect that insure the Purchased Assets or affect or relate to the ownership, use or operation of any of the Purchased Assets and that (a) have been issued to the Seller or (b) have been issued to any Person (other than the Seller) for the benefit of the Seller. Each policy listed in Section 2.18 of the Disclosure Schedule is valid and binding and in full force and effect. All premiums due under such policies have been paid, and neither the Seller nor any other Person to whom such policy has been issued has received any written notice of cancellation, non-renewal or termination in respect of any such policy or is in default thereunder. Neither the Seller nor any other Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section 2.18 is denying liability with respect to an unresolved claim thereunder or defending such claim under a reservation of rights clause.
2.19    Environmental Matters.
(a)    The ownership, use and operation by the Seller of the Purchased Assets have been, are and will be on the Closing Date, in compliance with all Environmental Laws, and no Environmental Action has been filed, commenced or, to the Seller’s Knowledge, threatened against the Seller or, to the Seller’s Knowledge, against any of the past owners and operators of the Purchased Assets for failure to so comply or for recovery of any Losses by any Person relating to the Release of Hazardous Materials..
(b)    The Seller has made timely applications for and received all Environmental Permits required to own and operate the Purchased Assets, such Environmental Permits are valid and in effect and the Seller is in compliance with such Environmental Permits.
(c)    The Seller has not in connection with the Purchased Assets or the Business disposed of, sent or arranged for the transportation of Hazardous Materials at or to a site, or owned, leased, used or operated a site, that pursuant to CERCLA or any similar or analogous state law, has been placed or is proposed to be placed (by the United State Environmental Protection Agency (the “EPA”) or similar state authority) on the “National Priorities List” or any similar list.
(d)    The Seller has not as it relates to the Purchased Assets or the Business, been identified by EPA or similar state authority as a potentially responsible party under CERCLA or any similar or analogous state law with respect to any site.
(e)    As it relates to the Purchased Assets or the Business, no Hazardous Material has been generated, transported or disposed of by or on behalf of the Seller at any site for which Environmental Law requires (i) notice to any Person, (ii) further investigation, or (iii) any form of response action.

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(f)    Section 2.19 of the Disclosure Schedule lists all underground storage tanks located on the Owned Real Property. The Seller has secured all necessary Environmental Permits for said tanks and there have been no Releases from said tanks for which Environmental Law requires (i) notice to any Person, (ii) further investigation or (iii) any form of response action.
(g)    No Release, or, to the Knowledge of the Seller, threat of Release of Hazardous Materials has occurred or is occurring at, on, upon, into or from the Owned Real Property.
(h)    No Release or, to the Knowledge of the Seller, threat of Release of Hazardous Materials has occurred or is occurring at, on, upon, from or in any real property in the vicinity of the Owned Real Property, which by way of migration or transport through the soil, groundwater or surface water have come, or could reasonably be expected to come, to be located at, on, upon or under the Owned Real Property, except as could not reasonably be expected to have a Material Adverse Effect on the Seller or the Purchased Assets.
(i)    The Seller has not agreed to or assumed any responsibility or liability relating to environmental or health and safety matters under any lease, purchase agreement, sale agreement, joint venture or any similar agreement relating to the Purchased Assets.
(j)    The Seller has identified and made available to the Buyer all environmental investigations, studies, audits, tests and other analyses, whether in draft or final form, conducted by or for or in the possession of the Seller relating to the Purchased Assets.
2.20    Substantial Customers.
(a)    Section 2.20 of the Disclosure Schedule lists the ten largest customers of the Business, on the basis of actual revenues for services provided in 2011 and through the seven months ended July 31, 2012.
(b)    No such customer has ceased or materially reduced its use of the services of the Seller in relation to the Business since July 31, 2012 or, to the Knowledge of the Seller, has threatened to cease or materially reduce such purchases, use, sales or provision of services after the date hereof.
2.21    No Powers of Attorney.
The Seller does not have any powers of attorney or comparable delegations of authority outstanding with respect to any of the Purchased Assets.
2.22    Solvency.
The Seller (i) is not entering into this Agreement with the intent to hinder, delay or defraud creditors, (ii) is solvent, (iii) will not become insolvent as a result of the transfers contemplated by this Agreement, (iv) is capable of paying its debts as they mature, (v) will remain capable of repaying its debts as they mature after effecting such transfers and (vi) is receiving a reasonably equivalent value in exchange for the Purchased Assets. The transfer of the Purchased Assets is not wrongful

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or fraudulent with respect to the Seller’s creditors and no creditor shall be entitled to bring any claim under any Law against the Seller or the Buyer with respect to such transfer, except related to the Post-Closing Liabilities.
2.23    Government Contracts.
The Seller does not have any material Contracts with any agency of the federal government of the United States or any state or local governmental authority that relate to the Purchased Assets.
2.24    Performance of Packaging Business.
The Purchased Assets are, in and of themselves, sufficient to adequately perform the services generally expected of a lubricants blending and packaging business.
2.25    Financial Projections.
The financial projections of the Business prepared by the Seller or the Guarantor and delivered to Simmons & Company International were prepared in good faith on the basis of the assumptions stated therein, which assumptions were reasonable in the opinion of the Seller or the Guarantor, as the case may be, in light of the conditions existing at the time of delivery of such projections, and represented, at the time of delivery, the Seller’s or the Guarantor’s reasonable estimate, as the case may be, of the Company’s future financial condition and performance under a range of possible outcomes.
2.26    Guarantor Financial Statements.
(a)    True and complete copies of the following financial statements of the Guarantor have been provided to the Buyer: (i) an audited balance sheet as of, and audited statements of income, cash flow and stockholders’ equity of the Guarantor for the year ended December 31, 2011 and (ii) an unaudited balance sheet as of, and unaudited statements of income and stockholders’ equity of the Guarantor for the seven months ended July 31, 2012 (collectively, the “Guarantor Financial Statements”).
(b)    The Guarantor Financial Statements (i) are true, accurate, correct and complete and in all material respects in accordance with the books and records of the Guarantor, (ii) represent bona fide transactions effected in the ordinary course of business, (iii) have been prepared in accordance with GAAP and fairly present in all material respects the financial condition and results of operations of the Guarantor as of the respective dates thereof and for the respective periods covered thereby, subject in the case of the unaudited Guarantor Financial Statements to normal year end adjustments and accruals none of which would be material.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE PARENT
In order to induce the Guarantor and the Seller to enter into this Agreement, the Buyer and the Parent, hereby, jointly and severally, make the representations and warranties set forth below.

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The Parent and the Buyer have delivered to the Guarantor and the Seller the Disclosure Schedule on the date of this Agreement. The disclosures in the Disclosure Schedule relate only to the representations and warranties in the section of this Agreement to which they expressly relate and not to any other representation or warranty in this Agreement. Except as set forth in those sections of the Disclosure Schedule corresponding to the sections below:
3.1    Organization.
Each of the Buyer and the Parent is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Buyer and the Parent has full power, authority and capacity to execute and deliver this Agreement and the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
3.2    Execution and Delivery.
The execution, delivery and performance of this Agreement and the Related Agreements by each of the Buyer and the Parent, as applicable, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized and approved by the general partner of the Buyer and the Parent, and no other action on the part of the Buyer or the Parent is necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements by the Buyer and the Parent, as applicable, and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by the Buyer and the Parent and constitutes, and upon the execution and delivery by the Buyer and the Parent, as applicable, of the Related Agreements, the Related Agreements will constitute, legal, valid and binding obligations of the Buyer and the Parent, as the case may be, enforceable against the Buyer and the Parent in accordance with their terms, assuming valid execution and delivery of this Agreement and the Related Agreements by the other parties thereto, and except as enforceability may be limited by bankruptcy, insolvency, reorganizations, moratorium or other Laws affecting creditors’ rights generally.
3.3    Authority.
The Parent and the Buyer each have full power and authority to conduct the business thereof as and to the extent now conducted and to own, use and lease its Assets and Properties.
3.4    No Conflicts.
The execution and delivery by the Parent and the Buyer of this Agreement and the Related Agreements, the performance of their respective obligations under this Agreement and such Related Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not:
(a)    conflict with or result in a violation or breach of any of the terms, conditions or provisions of the organizational documents of the Parent or the Buyer;

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(b)    conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to the Parent or the Buyer or any of their respective Assets or Properties; or
(c)    (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Parent or the Buyer to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon the Parent or the Buyer or any of its Assets or Properties under any Contract or License to which the Buyer is a party or by which any of the Parent’s or the Buyer’s Assets or Properties are bound.
3.5    Governmental Approvals and Filing.
No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Buyer or the Parent is required in connection with the execution, delivery and performance of this Agreement or any of the Related Agreements or the consummation of the transactions contemplated hereby or thereby.
ARTICLE IV
COVENANTS
4.1    Confidentiality.
Each of the Parties agrees that it shall, and shall cause its Subsidiaries and the officers, employees and authorized representatives of each of them to, hold in strict confidence all confidential data and information obtained by them from the other Parties (unless such information is required, in legal counsel’s written opinion, to be disclosed in any Actions or Proceedings) and shall not, and shall ensure that such Subsidiaries, directors, officers, employees and authorized representatives do not, except as required by The Nasdaq Global Select Market, the Securities and Exchange Commission or by Law (in legal counsel’s written opinion), disclose such information to others without the prior written consent of the Party from which such data or information was obtained. The restrictions provided for in the immediately preceding sentence shall not, however, apply to any such data or information obtained by a Party (the “Receiving Party”) from another Party (the “Disclosing Party”) which (a) at the time it was received by the Receiving Party was in the public knowledge, or (b) after being received by the Receiving Party became part of the public knowledge through no fault of the Receiving Party.
4.2    Cooperation by the Parties.
(d)    Access to Records. The Parties acknowledge and agree that after the Closing, the Guarantor and the Seller or their respective successors may need access to information or documents in the control or possession of the Parent and the Buyer for the purpose of

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preparing or filing Tax Returns. The Parent and the Buyer shall reasonably cooperate in connection with, and, during normal business hours, make available for inspection and copying by, the Guarantor and the Seller or their respective successors or representatives, upon prior written request and at their sole cost and expense, such records and files of the Guarantor or the Seller included in the Purchased Assets reasonably necessary to facilitate the purposes of the preceding sentence; provided, however, that the Parent and the Buyer shall be entitled to require the Guarantor and the Seller, its successors and representatives to execute and deliver reasonable confidentiality agreements in favor of the Buyer with respect to such records and files and any other information delivered to such Persons pursuant to this Section 4.2(a).
(e)    Cooperation with Respect to Examinations and Controversies. The Parent, the Buyer, the Guarantor and the Seller shall use all reasonable efforts to cooperate with each other and their respective representatives, in a prompt and timely manner, in conjunction with any inquiry, audit, examination, investigation, dispute or litigation involving any Tax Return (collectively, the “Tax Disputes”) relating to the Purchased Assets and relating to any federal, state or local Taxes (i) filed or required to be filed by or for the Guarantor or the Seller for any taxable period beginning before the Closing Date, or (ii) filed or required to be filed by or for the Parent or the Buyer for any taxable period ending after the Closing Date. Notwithstanding anything to the contrary herein, the Seller shall retain control of any Tax Dispute to the extent such Tax Dispute arises out of or is related to events or circumstances prior to the Closing, and the Buyer shall retain control of any Tax Dispute to the extent such Tax Dispute arises out of or is related to events or circumstances after the Closing. Such cooperation shall include, but not be limited to, making available to one another during normal business hours, and within ten days of any reasonable request therefor, all books, records and information, and the assistance of all officers and employees, reasonably required in connection with any Tax inquiry, audit, examination, investigation, dispute, litigation or any other matter. The Parties agree to conduct any investigation or examination hereunder without causing any material interference or disruption of the operations of the business of any other Party or their Affiliates. The Seller will retain, until the expiration of the applicable statutes of limitation (including any extensions thereof) copies of all Tax Returns, supporting work schedules and other records relating to Taxes for all taxable years or periods (or portions thereof) ending on or prior to the Closing Date.
(f)    Cooperation Regarding Environmental Compliance. To the extent applicable to the operation of the Purchased Assets, the Seller shall prepare, at its cost, or, if already prepared, shall reasonably cooperate with the Buyer and the Parent to provide the Buyer with copies of existing environmental and related reports and other relevant information, studies and surveys reasonably within the Seller’s possession or prepared on behalf of or provided to the Seller.
(g)    Cooperation Regarding Allocation of Purchase Price. The Buyer and the Seller shall cooperate to prepare an allocation of the Purchase Price and other applicable consideration and expenses among the various classes of Purchased Assets in accordance

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with and as provided by Section 1060 of the Code. The Parties agree that, except as otherwise required by applicable Law, any Tax Returns or other tax information they may file or cause to be filed with any Government Authority shall be prepared and filed consistently with any such agreed upon allocation. Notwithstanding the foregoing, if the Buyer and the Seller are unable to agree on such an allocation within ninety (90) days after the Closing Date, the Buyer and the Seller may allocate the consideration for the Purchased Assets in the manner each believes appropriate, provided such allocation is reasonable and in accordance with applicable Law. The Parties agree that, to the extent required by law, they will each properly prepare and timely file Form 8594 in accordance with Section 1060 of the Code. No portion of the consideration for the purchase of the Purchased Assets under this Agreement will be allocated for tax purposes to the Noncompetition Agreement.
ARTICLE V
INDEMNIFICATION
5.1    Indemnification by the Seller and the Guarantor.
Solely for the purpose of indemnification under this Section 5.1, the representations and warranties of the Seller and the Guarantor in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. Subject to the other provisions of this Article V, from and after the Closing Date, the Seller and the Guarantor, jointly and severally, hereby agree to indemnify, defend and hold harmless the Buyer and the Parent and their respective subsidiaries, managers, directors, officers, members, shareholders, employees and agents (the “Buyer Indemnitees”) from and against, and shall reimburse the Buyer Indemnitees for, any and all Losses, including without limitation any Losses arising out of the strict liability of any Person, paid, imposed on or incurred by the Buyer Indemnitees, directly or indirectly, resulting from, caused by, arising out of, or in any way relating to and with respect to any of, or any allegation of the following:
(h)    any breach of or inaccuracy in any representation or warranty on the part of the Seller or the Guarantor under this Agreement (including the Disclosure Schedule) or any Related Agreement furnished or to be furnished to the Buyer or the Parent by the Seller or the Guarantor;
(i)    any non-fulfillment of any indemnity, covenant or agreement on the part of the Seller or the Guarantor under this Agreement or any Related Agreement;
(j)    the Pre-Closing Liabilities; and
(k)    any violation of any Environmental Law and the implementation of those or similar laws, rules or regulations at the state and local level with respect to matters, occurrences or incidents arising or alleged to have arisen prior to the date of Closing with respect or related to the Purchased Assets.

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It shall not be necessary for Losses to be suffered as a result of or in connection with actions taken, made or threatened by any claimant or Governmental or Regulatory Authority for such Losses to be indemnifiable under this Article V.
5.2    Indemnification by the Buyer and the Parent.
Solely for the purpose of indemnification under this Section 5.2, the representations and warranties of the Buyer and the Parent in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect qualifiers. Subject to the other provisions of this Article V, from and after the Closing Date, the Buyer and the Parent, jointly and severally, hereby agree to indemnify, defend and hold harmless the Guarantor and the Seller and their respective Subsidiaries, managers, directors, officers, members, shareholders, employees and agents (the “Seller Indemnitees”) from and against, and shall reimburse the Seller Indemnitees for, any and all Losses, including without limitation any Losses arising out of the strict liability of any Person, paid, imposed on or incurred by the Seller Indemnitees, directly or indirectly, resulting from, caused by, arising out of, or in any way relating to and with respect to any of, or any allegation of the following:
(d)    any breach of or inaccuracy in any representation or warranty on the part of the Parent or the Buyer under this Agreement (including the Disclosure Schedule) or any Related Agreement furnished or to be furnished to the Seller or the Guarantor by the Buyer or the Parent;
(e)    any non-fulfillment of any indemnity, covenant or agreement on the part of the Parent or the Buyer under this Agreement or any Related Agreements;
(f)    the Post-Closing Liabilities; and
(g)    any violation of any Environmental Law and the implementation of those or similar laws, rules or regulations at the state and local level with respect to matters, occurrences or incidents initially arising or alleged to have initially arisen after the Closing Date with respect or related to the Purchased Assets.
5.3    Procedures for Indemnification.
(a)    If there occurs an event that a Party asserts is an indemnifiable event pursuant to Section 5.1 or 5.2, the Party seeking indemnification (the “Indemnitee”) shall promptly provide notice (the “Notice of Claim”) to the other Party or Parties obligated to provide indemnification (the “Indemnifying Party”). Providing the Notice of Claim shall be a condition precedent to any Liability of the Indemnifying Party hereunder, and the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder but only if and to the extent that such failure materially prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any Indemnitee and it shall provide a Notice of Claim to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee and, after notice from the Indemnifying Party to such

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Indemnitee of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnitee hereunder for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by the Indemnitee, in connection with the defense thereof other than reasonable costs of investigation; provided, however, that if the Indemnitee reasonably believes that counsel for the Indemnifying Party cannot represent both the Indemnitee and the Indemnifying Party because such representation would be reasonably likely to result in a conflict of interest, then the Indemnitee shall have the right to defend, at the sole cost and expense of the Indemnifying Party, such action by all appropriate proceedings. The Indemnitee agrees to reasonably cooperate with the Indemnifying Party and its counsel in the defense against any such asserted liability. In any event, the Indemnitee shall have the right to participate at its own expense in the defense of such asserted liability. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the written consent of each Indemnitee, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the release of the Indemnitee from all Liability in respect to such claim or litigation or that does not solely require the payment of money damages by the Indemnifying Person. The Indemnifying Party agrees to afford the Indemnitee and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including any Governmental or Regulatory Authority, asserting any Claim against the Indemnitee or conferences with representatives of or counsel for such Persons. In no event shall the Indemnifying Party, without the written consent of the Indemnitee, settle any Claim on terms that provide for (i) a criminal sanction against the Indemnitee or (ii) injunctive relief affecting the Indemnitee.
(b)    Upon receipt of a Notice of Claim, the Indemnifying Party shall have 20 calendar days (or such shorter period as may be appropriate under the circumstances) to contest its indemnification obligation with respect to such claim, or the amount thereof, by written notice to the Indemnitee (the “Contest Notice”); provided, however, that if, at the time a Notice of Claim is submitted to the Indemnifying Party the amount of the Loss in respect thereof has not yet been determined, such 20 day period in respect of, but only in respect of the amount of the Loss, shall not commence until a further written notice (the “Notice of Liability”) has been sent or delivered by the Indemnitee to the Indemnifying Party setting forth the amount of the Loss incurred by the Indemnitee that was the subject of the earlier Notice of Claim. Such Contest Notice shall specify the reasons or bases for the objection of the Indemnifying Party to the claim, and if the objection relates to the amount of the Loss asserted, the amount, if any, that the Indemnifying Party believes is due the Indemnitee, and any undisputed amount shall be promptly paid over to the Indemnitee. If no such Contest Notice is given within such 20 day period, the obligation of the Indemnifying Party to pay the Indemnitee the amount of the Loss set forth in the Notice of Claim, or subsequent Notice of Liability, shall be deemed established and accepted by the Indemnifying Party.
(c)    If the Indemnifying Party fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails reasonably to contest such Claim in good faith, the Indemnitee, without waiving its right to indemnification, may assume,

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at the cost of the Indemnifying Party, the defense and settlement of such Claim; provided, however, that (i) the Indemnifying Party shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (ii) the Indemnifying Party shall cooperate with the Indemnitee in the defense and settlement of such Claim in any manner reasonably requested by the Indemnitee and (iii) the Indemnitee shall not settle such Claim without soliciting the views of the Indemnifying Party and giving them due consideration.
(d)    The Indemnifying Party shall make any payment required to be made under this Article in cash and on demand. Any payments required to be paid by an Indemnifying Party under this Article that are not paid within five business days of the date on which such obligation becomes final shall thereafter be deemed delinquent, and the Indemnifying Party shall pay to the Indemnitee, immediately upon demand, interest at the rate of 10% per annum, not to exceed the maximum nonusurious rate allowed by applicable Law, from the date such payment becomes delinquent to the date of payment of such delinquent sums, which interest shall be considered to be Losses of the Indemnitee.
5.4    Survival.
(c)    The liability of the Seller and the Guarantor for their indemnification obligations arising under Section 5.1 shall be limited to claims for indemnification for which a Buyer Indemnitee delivers written notice to the Seller or the Guarantor on or before the 12 month anniversary of the Closing Date; provided, however, that any indemnification obligation relating to (i) Sections 2.2, 2.3, 2.13(a)(i), 2.14(a)(ii), 2.19 and 6.13 and any claims with respect to title to the Purchased Assets and Pre-Closing Liabilities shall be limited to the applicable statute of limitation, (ii) Section 2.10 shall be limited to claims for which a Buyer Indemnitee delivers written notice to the Seller or the Guarantor on or before the 30 month anniversary date of the Closing Date, and (iii) the non-fulfillment of any covenant or agreement shall be limited to claims for which a Buyer Indemnitee delivers written notice to the Seller or the Guarantor on or before the date at which performance of the covenant is no longer required.
(d)    The liability of the Buyer and the Parent for their indemnification obligations arising under Section 5.2 shall be limited to claims for which a Seller Indemnitee delivers written notice to the Buyer or the Parent on or before the 12 month anniversary of the Closing Date; provided, however, that any indemnification obligation relating to (i) Post-Closing Liabilities and Sections 3.2, 3.3 and 6.13 shall limited to the applicable statute of limitation, and (ii) the non-fulfillment of any covenant or agreement shall be limited to claims for which a Seller Indemnitee delivers written notice to the Buyer or the Parent on or before the date at which performance of the covenant is no longer required.
(e)     Notwithstanding the foregoing Sections 5.4(a) and 5.4(b), any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from an Indemnified Party to an Indemnifying Party prior to the appropriate date required for notice set forth in such Sections shall not thereafter be barred and such claims shall survive until finally resolved.

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(f)    All covenants and agreements contained in this Agreement shall survive for the applicable period required for their performance.
5.5    Limitations on Indemnification.
No Indemnifying Party hereto shall have any liability with respect to, or obligation to indemnify for, Losses under Article V hereof unless the aggregate amount of Losses for which such Indemnifying Party would, but for the provisions of this Section 5.5, be liable exceeds, on an aggregate basis, Eight Hundred Fifty Thousand Dollars ($850,000) it being agreed that in such event the Indemnifying Party’s obligations under Article V hereof will take such threshold into account as a deductible and the Indemnitee will be entitled to receive only the amount of such Losses in excess of such threshold; provided, however, that such threshold shall not apply to Losses related to title to the Purchased Assets, the Pre-Closing Liabilities, the Post-Closing Liabilities, Taxes or any of the matters described in Sections 2.2, 2.3, 2.10, 2.13(a)(i), 2.14(a)(ii), 2.19, 3.2, 3.3, 5.1(b), 5.2(b) and 6.13 hereof. The maximum indemnification liability of the Seller and the Guarantor, on the one hand, and of the Parent and the Buyer, on the other hand, shall not exceed Five Million Seven Hundred Fifty Thousand Dollars ($5,750,000); provided, however, that such limitation shall not apply to any breaches asserted with respect to Sections 2.2, 2.3, 2.19, 3.2 or 3.3 or any claims with respect to title to the Purchased Assets, the Pre-Closing Liabilities or the Post-Closing Liabilities, in which case the maximum indemnification liability of the Seller and the Guarantor, on the one hand, and the Parent and the Buyer, on the other hand, shall not exceed the Fixed Assets Purchase Price. Notwithstanding the foregoing, nothing in this Agreement will relieve any Party from liability for fraud or any willful breach of this Agreement of any or willful misrepresentation herein. The Parties confirm that (a) the indemnities and their terms contained herein are not subject to or qualified by limitations and qualifications of the indemnities set forth in the Omnibus Agreement, and (b) the adjustments in Section 1.8 relating to the Closing Net Working Capital are not subject to or qualified by those applicable to the indemnities hereunder or in the Omnibus Agreement.
5.6    Inconsistent Provisions.
The provisions of this Article shall govern and control over any inconsistent provisions of this Agreement or the Related Agreements.
5.7    Right to Indemnification Not Affected by Knowledge.
The right to indemnification in accordance with the provisions of this Article will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or obligation set forth in this Agreement or any Related Agreement.
5.8    SCOPE AND EXPRESS NEGLIGENCE AND STRICT LIABILITY.

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THE INDEMNITIES HEREIN ARE INDEPENDENT OF, AND WILL NOT BE LIMITED BY, EACH OTHER OR THE COMPARATIVE NEGLIGENCE LAWS OF THE STATE OF TEXAS.
THE FOREGOING INDEMNITIES SET FORTH IN THIS ARTICLE ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF, NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE SOLE, JOINT, CONCURRENT, COMPARATIVE, ACTIVE OR PASSIVE OR OTHER FAULT OR STRICT LIABILITY OF ANY INDEMNIFIED PARTY. WHILE THE PARTIES HERETO ACKNOWLEDGE THAT THE INDEMNITIES SET FORTH HEREIN MAY RESULT IN THE INDEMNIFICATION OF A PARTY FOR ITS SIMPLE NEGLIGENCE, IN NO EVENT WILL THESE INDEMNITIES REQUIRE ONE PARTY TO INDEMNIFY, DEFEND OR HOLD THE OTHER PARTY HARMLESS FOR SUCH OTHER PARTY’S GROSS NEGLIGENCE, ITS WANTON AND WILLFUL MISCONDUCT, OR FRAUD.
ARTICLE VI
MISCELLANEOUS
6.1    Expenses.
Whether or not the transactions contemplated hereby are consummated, all costs and expenses (including, without limitation, the fees and expenses of investment bankers, attorneys and accountants) incurred in connection with this Agreement and the Related Agreement and the transactions contemplated hereby and thereby shall be borne by the Party incurring such costs and expenses.
6.2    Notices.
All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given, if given) by hand delivery, telecopy or mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:
(e)    If to the Buyer or the Parent to:
Martin Midstream Partners L.P.
4200 Stone Road
Kilgore, Texas 75662
Attention:    Chris Booth
Telephone:    (903) 983-6200

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Telecopy:    (903) 983-6262
with a copy to:
Munsch Hardt Kopf & Harr, P.C.
3800 Lincoln Plaza
500 N. Akard Street
Dallas, Texas 75201-6659
Attention:    A. Michael Hainsfurther
Telephone:    (214) 855-7567
Telecopy:    (214) 978-4356

(f)    If to the Seller or the Guarantor to:
Martin Resource Management Corporation
4200 Stone Road
Kilgore, Texas 75662
Attention:    Chris Booth
Telephone:    (903) 983-6200
Telecopy:    (903) 983-6262
with a copy to:
Strasburger & Price, LLP
901 Main Street, Suite 4400
Dallas, Texas 75202
Attention:    Carol Glendenning
Telephone:    (214) 651-4660
Telecopy:    (214) 659-4034

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Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any Party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.
6.3    Amendments.
No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.
6.4    Waiver.
The failure of a Party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement or the Related Agreements shall be deemed or shall constitute a waiver of any other provision hereof or thereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
6.5    Headings.
The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
6.6    Nonassignability.
This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of all parties hereto; provided, however, that the Parties specifically consent to an assignment by the Buyer to an Affiliate of the Buyer.
6.7    Parties in Interest.
This Agreement shall be binding upon and inure solely to the benefit of the Parties and their successors and permitted assigns, and nothing in this Agreement, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature under or by reason of this Agreement except as provided in Article V.
6.8    Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, and shall become effective when one or more counterparts have been signed by each of the Parties.
6.9    Governing Law; Consent to Jurisdiction.

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This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to its conflicts of law rules. Each of the Parties agrees that any Action or Proceeding brought to enforce the rights or obligations of any Party under this Agreement shall be commenced and maintained in any court of competent jurisdiction located in Gregg County, Texas, and that any Texas State court sitting in Gregg County, Texas shall have exclusive jurisdiction over any such Action or Proceeding brought by any of the Parties. Each of the Parties further agrees that process may be served upon it by certified mail, return receipt requested, addressed as more generally provided in Section 6.2 hereof, and consents to the exercise of jurisdiction over it and its properties with respect to any Action or Proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.
6.10    Severability.
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In such case, the Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable so as to preserve as nearly as possible the contemplated economic effects of the transactions contemplated hereby.
6.11    Entire Agreement.
This Agreement and the exhibits and schedules hereto and the Related Agreements constitute the entire agreement among the Parties and supersede all prior agreements and understandings, oral or written, among the Parties with respect to the subject matter hereof and thereof. There are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.
6.12    English Language.
This Agreement, the Related Agreements and all notices or other communications in connection herewith or therewith shall only be in the English language.
6.13    Brokers.
In addition to the obligations set forth in Article V hereof, each Party shall indemnify and hold the other Parties harmless from and against any agent or holder claiming by or through it for any fee or other compensation due or allegedly due that broker or agent. The obligations under this Section 6.13 shall be subject to the limitations on liability contained in Article V hereof.

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ARTICLE VII
DEFINITIONS
7.1    Definitions.
As used herein, the following terms have the meanings set forth below:
“Accounting Firm” has the meaning set forth in Section 1.8(e).
“Actions or Proceedings” means any action, suit, proceeding, arbitration or any investigation or audit by any Governmental or Regulatory Authority.
“Adjustment Parties” has the meaning set forth in Section 1.8(a).
“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.
“Agreement” has the meaning set forth in the preamble.
“Amended and Restated Contribution Agreement” means the Amended and Restated Contribution Agreement, dated as of November 25, 2009, among the Parties.
“Assets and/or Properties” of any Person means all assets and/or properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.
“Assigned Books and Records” has the meaning set forth in Section 1.1(f).
“Assigned Contracts” has the meaning set forth in Section 1.1(e).
“Assigned Intellectual Property” has the meaning set forth in Section 1.1(h).
“Assigned Licenses” has the meaning set forth in Section 1.1(g).
“Benchmark Net Working Capital” has the meaning set forth in Section 1.8(a).
“Bill of Sale, Assignment and Assumption Agreement” has the meaning set forth in Section 1.11.
“Books and Records” means all documents instruments, papers, books and records, books of account, files and data (including customer and supplier lists), catalogs, brochures, sales literature, promotional material, certificates and other documents used in or associated with the ownership of the Purchased Assets, including, without limitation, financial statements, Tax Records (including

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Tax Returns), ledgers, minute books, copies of Contracts, Licenses and Permits, operating data and environmental studies and plans.
“Business” has the meaning set forth in the recitals.
“Buyer” has the meaning set forth in the preamble.
“Buyer Indemnitees” has the meaning set forth in Section 5.1.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
“Claim” means any action, suit, proceeding, hearing, investigation, litigation, charge, complaint, claim, Environmental Action or demand.
“Closing” has the meaning set forth in Section 1.10.
“Closing Date” has the meaning set forth in Section 1.10.
“Closing Net Working Capital” has the meaning set forth in Section 1.8(a).
“Closing Net Working Capital Adjustment” has the meaning set forth in Section 1.8(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Contest Notice” has the meaning set forth in Section 5.3(b).
“Contract” means any agreement, commitment, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or agreement (whether written or oral).
“Current Assets” has the meaning set forth in Section 1.8(a).
“Current Liabilities” has the meaning set forth in Section 1.8(a).
“Deeds” has the meaning set forth in Section 1.11.
“Disclosing Party” has the meaning set forth in Section 4.1.
“Disclosure Schedule” means the schedules attached hereto and incorporated herein by reference of the Seller, the Guarantor, the Buyer and the Parent as appropriate in the context and as referenced throughout this Agreement.
“Effective Time” has the meaning set forth in Section 1.10.
“Environmental Action” means any administrative, regulatory or judicial action, suit, demand, Claim, notice of non-compliance or violation, investigation, request for information, proceeding, consent order or consent agreement by any Person relating in any way to any Environmental Law or any Environmental Permit.

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“Environmental Laws” means any applicable federal, state or local law, statute, rule, regulation, ordinance or judicial or administrative decision or interpretation in effect on the date of this Agreement relating to the environment, human health or safety, pollution or other environmental degradation or Hazardous Materials, specifically including, without limitation, CERCLA 42 USC §9601 et seq., RCRA 42 USC 6901 et seq., CAA 42 USC § 7401 et seq., CWA 33 USCA § 1251 to 1387 and TSCA 15 USCA § 2601 to 2695d.
“Environmental Permit” means any permit, approval, consent, identification number, certificate, registration, license or other authorization required under any Environmental Law.
“EPA” has the meaning set forth in Section 2.19(c).
“Estimated Closing Net Working Capital” has the meaning set forth in Section 1.8(a).
“Estimated Closing Net Working Capital Adjustment” has the meaning set forth in Section 1.8(a).
“Final Closing Net Working Capital” has the meaning set forth in Section 1.8(a).
“Financial Statements” has the meaning set forth in Section 2.7(a).
“Fixed Assets Purchase Price” means the Purchase Price less the amount of the Final Closing Net Working Capital.
“GAAP” means United States generally accepted accounting principles consistently applied (as such term is used in the American Institute of Certified Public Accountants Professional Standards).
“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.
“Guarantor” has the meaning set forth in the preamble.
“Guarantor Financial Statements” has the meaning set forth in Section 2.26(a).
“Hazardous Materials” means (a) petroleum or petroleum products, fractions, derivatives or additives, natural or synthetic gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, radioactive materials and radon gas, (b) any substances defined as or included in the definition of “hazardous wastes,” “hazardous materials,” “hazardous substances,” “extremely hazardous substances,” “restricted hazardous wastes,” “special wastes,” “toxic substances,” toxic chemicals or “toxic pollutants,” “contaminants” or “pollutants” or words of similar import under any Environmental Law, (c) radioactive materials, substances and waste, and radiation, and (d) any other substance exposure to which is regulated under any Environmental Law or could give rise to Liability under common law.

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“Indebtedness” of any Person means any obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, indentures or similar instruments, (c) for the deferred purchase price of goods and services (other than trade payables incurred in the ordinary course of business), (d) under capital leases and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.
“Indemnifying Party” has the meaning set forth in Section 5.3(a).
“Indemnitee” has the meaning set forth in Section 5.3(a).
“Insurance Proceeds” has the meaning set forth in Section 1.1(i).
“Intellectual Property” means all patents, copyright registrations, trademark and service mark registrations, applications for any of the foregoing, and whether or not registered, all designs, copyrights, trademarks, service marks, trade names, domain names, secret formulae, trade secrets, secret processes, computer programs, source codes and confidential information, including all rights to any such property that is owned by and licensed from others and any goodwill associated with any of the above.
“Intellectual Property Assignment” has the meaning set forth in Section 1.12(a)(ix).
“Investment Assets” means all debentures, notes and other evidence of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnership, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Seller and issued by any Person other than the Seller (other than trade receivables generated in the ordinary course of business).
“Knowledge of the Seller,” “the Seller’s Knowledge,” “Known to the Seller,” or other like words mean the knowledge of Ruben S. Martin, Robert D. Bondurant, Donald R. Neumeyer and Chris Booth, after due inquiry.
“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements in effect on the date of this Agreement having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority and “Laws” includes, without limitation, all Environmental Laws.
“Liabilities” means all Indebtedness, Claims, legal proceedings, obligations, duties, warranties or liabilities, including, without limitation, STRICT LIABILITY, of any nature (including any undisclosed, unfixed, unknown, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liabilities), regardless of whether any such Indebtedness, Claims, legal proceedings, obligations, duties, warranties or liabilities would be required to be disclosed on a balance sheet prepared in accordance with GAAP or is known as of the Closing.

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“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises, Environmental Permits and similar consents granted or issued by any Person.
“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claims, levy, charge, option, right of first refusal, indenture, deed of trust, easement, right-of-way, restriction, encroachment, license, lease, permit, security agreement or other encumbrance of any kind and other restrictions or limitations on the use or ownership of real or personal property or irregularities in title thereto or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.
“Loss” or “Losses” means any loss, damage, injury, harm, detriment, Liability, diminution in value, exposure, claim, demand, proceeding, settlement, judgment, award, punitive damage award, fine, penalty, fee, charge, cost or expense (including, without limitation, reasonable costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors), as well as with, respect to compliance with the requirements of Environmental Law, expenses of remediation and any other remedial, removal, response, abatement, cleanup, investigative, monitoring, or record keeping costs and expenses.
“Material Adverse Effect” means with respect any Person, material adverse changes in or effects on the business, assets, financial condition, or results of operations of such Person.
“Noncompetition Agreement” has the meaning set forth in Section 1.12(a)(vi).
“Notice of Claim” has the meaning set forth in Section 5.3(a).
“Notice of Liability” has the meaning set forth in Section 5.3(b).
“Omnibus Agreement” means the Omnibus Agreement, dated November 1, 2002, among the Buyer, the Guarantor, the Parent and Martin Midstream GP LLC, as heretofore amended by Amendment No. 1 dated November 25, 2009.
“Omnibus Amendment” has the meaning set forth in Section 1.12(a)(vii).
“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).
“Owned Real Property” has the meaning set forth in Section 1.1(b).
“Parent” has the meaning set forth in the preamble.
“Parties” means the parties to this Agreement.
“Permitted Lien” means (a) any Lien for Taxes incurred in the ordinary course of business not yet due and for which adequate reserves have been established on the Financial Statements, (b) liens in favor of landlords, carriers, warehousemen, mechanics, workmen and materialmen and

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statutory construction or similar liens arising by operation of law or incurred in the ordinary course of business for sums not yet due or that are being contested in good faith as to which adequate reserves exist (to the extent such reserves are required by GAAP), (c) water rights or claims or title to water, whether or not shown by the public records, (d) any Lien created by the Buyer, (e) Liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, unemployment insurance or other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (f) rights reserved to or vested in any Governmental or Regulatory Authority to control or regulate any real property or interests therein in any manner, and all Laws of any Governmental or Regulatory Authority, and (g) matters of title of record respecting the Owned Real Property that are set forth on Section 7.1 of the Disclosure Schedule of the Buyer and the Guarantor.
“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.
“Post-Closing Liabilities” has the meaning set forth in Section 1.3.
“Pre-Closing Liabilities” means all Liabilities of the Seller, whether or not disclosed to the Buyer, that, directly or indirectly, relate to, result from or arise out of, facts, conduct, conditions or circumstances in existence on or before the Closing Date, including, without limitation, all Liabilities listed in Section 1.4 of this Agreement.
“Purchase Price” has the meaning set forth in Section 1.6.
“Purchased Assets” has the meaning set forth in Section 1.1.
“Receiving Party” has the meaning set forth in Section 4.1.
“Refinery” means the naphthenic lube refinery of the Buyer located in Ouachita County, Arkansas.
“Related Agreements” means the Bill of Sale, Assignment and Assumption Agreement, the Deeds, the Omnibus Amendment, the Noncompetition Agreement, the Supply Agreement, the Intellectual Property Assignment, and any other agreement, certificate or similar document executed pursuant to this Agreement.
“Release” means the presence, release, issuance, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through the air, soil, surface water, ground water or property other than as specifically authorized by (and then only to the extent in compliance with) all Environmental Laws and Environmental Permits.
“Retained Assets” has the meaning set forth in Section 1.2.

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“Retained Refinery Related Assets” has the meaning set forth in the Amended and Restated Contribution Agreement, except that Retained Refinery Related Assets shall not include any reversionary rights within the boundaries of the Owned Real Property or abutting the Owned Real Property.
“Sale” has the meaning set forth in the recitals.
“Seller” has the meaning set forth in the preamble.
“Seller Indemnitees” has the meaning set forth in Section 5.2.
“Subsidiary” has the meaning set forth in Section 2.3(b).
“Supply Agreement” has the meaning set forth in Section 1.12(a)(viii).
“Tangible Property” has the meaning set forth in Section 1.1(a).
“Tax Disputes” has the meaning set forth in Section 4.2(b).
“Tax Returns” means all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.
“Taxes” means any and all taxes, fees, levies, duties, tariffs, import and other charges imposed by any taxing authority, together with any related interest, penalties or other additions to tax, or additional amounts imposed by any taxing authority, and without limiting the generality of the foregoing, shall include net income taxes, alternative or add-on minimum taxes, gross income taxes, gross receipts taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, franchise taxes, profits taxes, license taxes, transfer taxes, recording taxes, escheat taxes, withholding taxes, payroll taxes, employment taxes, excise taxes, severance taxes, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profit taxes, environmental taxes, custom duty taxes or other governmental fees or other like assessments or charges of any kind whatsoever.
7.2    Other Terms.
Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.
7.3    Other Definitional Provisions.
(h)    The words “hereof,” “herein” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular provision of this Agreement.
(i)    The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. The terms defined in the neuter or masculine gender

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shall include the feminine, neuter and masculine genders, unless the context clearly indicates otherwise.
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This Agreement has been duly executed and delivered by the Parties on the date first above written to be effective as of the Effective Time.
BUYER:

MARTIN OPERATING PARTNERSHIP L.P.

By: Martin Operating GP LLC, its general partner

By: Martin Midstream Partners L.P., its sole member

By: Martin Midstream GP LLC, its general partner

By: /s/ Robert D. Bondurant
Name:    Robert D. Bondurant
Title:    Executive Vice President

SELLER:

CROSS OIL REFINING & MARKETING, INC.

By: /s/ Donald R. Neumeyer
Name:    Donald R. Neumeyer
Title:    President

GUARANTOR:

MARTIN RESOURCE MANAGEMENT CORPORATION

By: /s/ Robert D. Bondurant
Name:    Robert D. Bondurant
Title:    Executive Vice President

PARENT:

MARTIN MIDSTREAM PARTNERS L.P.

By:    Martin Midstream GP LLC, its general partner

By: /s/ Robert D. Bondurant
Name:    Robert D. Bondurant
Title:    Executive Vice President

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